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                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-73405


PROSPECTUS DATED MARCH 12, 1999                    PRICING SUPPLEMENT NO. 26 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-73405
DATED JANUARY 21, 2000                                         JANUARY 24, 2000
                                                                 RULE 424(b)(3)


                       DONALDSON, LUFKIN & JENRETTE, INC.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Principal Amount:                $ 50,000,000                  Optional Conversion:           N/A

Price To Public:                     100.0000%                 Optional Repayment Date:       Non-Call/Life
Underwriting Discount:                  .3500%
Proceeds To Issuer:                   99.6500%                 Business Day Jurisdiction:     New York

Settlement Date                  January 27, 2000              Initial Redemption             N/A
(Original Issue Date):                                         Percentage:

Specified Currency:              US Dollars                    Initial Redemption Date:       N/A

Authorized Denomination:         $1,000                        Annual Redemption              N/A
                                                               Percentage Reduction:

Maturity Date:                   January 27, 2003              Book Entry Note or             B/E
                                                               Certificated Note:

Interest Rate:                   3 month USD Libor +
                                 37 basis points

First Coupon:                    $810,152.78

Interest Payment Dates:          Quarterly, 27th day of        Total Amount of OID:           N/A
                                 January, April, July and
                                 October or as modified

Interest Determination Date:     2 business days prior to      Day Count:                     Act/360
                                 the Interest Payment Dates

First Interest Date:             April 27, 2000                CUSIP:                         25766CBW3

Paying Agent:                    The Chase Manhattan Bank

Settlement:                      DTC#: 443
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION